PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-52022
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                       Share         Primary
Name of Company                         Ticker        Amounts    Trading Market
---------------------------------       ------        -------    --------------
Baker Hughes Incorporated                BHI            21            NYSE
BJ Services Company                      BJS            28            NYSE
Cameron International Corporation        CAM             8            NYSE
Diamond Offshore Drilling, Inc.           DO            11            NYSE
ENSCO International Incorporated         ESV            11            NYSE
GlobalSanteFe Corporation                GSF          19.975          NYSE
Grant Prideco, Inc.                      GRP             9            NYSE
Halliburton Company                      HAL            44            NYSE
Hanover Compressor Company                HC             5            NYSE
Nabors Industries Ltd.                   NBR            24            NYSE
National Oilwell Varco Inc.              NOV             7            NYSE
Noble Corporation                         NE            11            NYSE
Rowan Companies, Inc.                    RDC             8            NYSE
Schlumberger Ltd.                        SLB            22            NYSE
Smith International, Inc.                SII            16            NYSE
Tidewater Inc.                           TDW             5            NYSE
Transocean Inc.                          RIG            18            NYSE
Weatherford International Ltd.           WFT            18            NYSE


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.